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                                                                      EXHIBIT 11

                    THE LIBERTY CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED EARNINGS PER SHARE COMPUTATION
                                  (Unaudited)

                                                                                      Three Months Ended March 31,
                                                                                      ----------------------------

                                                                                       1995                1994
                                                                                       ----                ----
              PRIMARY SHARES
              --------------
              Common shares outstanding - end of period                             19,879,089           19,569,194

              Weighted average common shares outstanding                            19,852,637           19,521,828

              Weighted average common stock options outstanding                         73,498               87,671

              Preferred stock considered a common stock equivalent                     206,662                  ---
                                                                                    ----------           ----------

              Total primary shares                                                  20,132,797           19,609,499
                                                                                    ==========           ==========

              FULLY DILUTED SHARES
              --------------------

              Weighted average common shares outstanding                            19,852,637           19,521,828

              Weighted average common stock options outstanding                         99,853               87,839

              Preferred stock considered a common stock equivalent                     206,662                  ---

              Assumed conversion of redeemable preferred stock not considered a
              common stock equivalent                                                1,266,148              239,642
                                                                                    ----------           ----------

              Total fully diluted shares                                            21,425,300           19,849,129
                                                                                    ==========           ==========

              NET INCOME
              ----------
              Earnings                                                             $10,538,000          $10,573,000
                                                                                    ==========           ==========

              PREFERRED STOCK DIVIDENDS ON REDEEMABLE
              ----------------------------------------
                 PREFERRED STOCK
              -------------------
              Dividends                                                            $   665,000          $   122,000
                                                                                    ==========           ==========


              Primary earnings per share (net income minus preferred dividends
              divided by total primary shares)                                     $       .49          $       .53

              Fully diluted earnings per share (net income divided by total        $       .49          $       .53
              fully diluted shares)



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